Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jim@compassequity.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Declares Second Quarter 2010
Distribution of $0.34 Per Share
Westport, Conn., July 9, 2010 — Compass Diversified Holdings (Nasdaq GS: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that its Board of Directors has declared a quarterly cash distribution of $0.34 per share. The distribution for the three months ended June 30, 2010 is payable on July 30, 2010 to all holders of record as of July 23, 2010.
Joe Massoud, CEO of Compass Diversified Holdings, commented, “We are pleased to declare our second quarter distribution of $0.34 per share. We have now declared a distribution each quarter since our IPO in May of 2006 and, including this quarter, will have cumulatively distributed $5.3152 per share to our shareholders.”
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its seven subsidiaries is a leader in their niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI’s success is driven by its disciplined approach in identifying and evaluating potential acquisition opportunities, proactive and consistent engagement with subsidiary management teams and, in certain cases, the monetization of its subsidiaries when it believes that doing so will maximize shareholder returns. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
Our Subsidiary Businesses
Each of our companies is a leader in their respective market niche.

Based in Ecru, MS, American Furniture Manufacturing is a manufacturer of promotionally priced upholstered furniture. Visit www.americanfurn.net.
Based in Coral Springs, FL, Anodyne Medical Device (also doing business and known as Tridien Medical) is a designer and manufacturer of medical therapeutic support surfaces and other wound treatment devices. Visit www.anodynemedicaldevice.com.
Based in Aurora, CO, Advanced Circuits is a manufacturer of quick-turn, prototype and production rigid printed circuit boards (“PCBs”). Visit www.advancedcircuits.com.
Based in Watsonville, CA, Fox Racing Shox is a designer, manufacturer and marketer of suspension products for mountain bikes and powered off-road vehicles. Visit www.foxracingshox.com.
Based in Sterling, IL, Halo Lee Wayne is a one-stop resource for design, sourcing and fulfillment of promotional products. Visit www.haloleewayne.com.
Based in Payson, UT, Liberty Safe is a designer and manufacturer of premium home and gun safes. Visit www.libertysafe.com.
Based in Cincinnati, OH, Staffmark is a provider of temporary staffing services, operating approximately 300 locations in 29 states. Visit www.staffmark.com.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.
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